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                                                                     EXHIBIT 8.2



                 [Letterhead of Wachtell, Lipton, Rosen & Katz]




                                 March 30, 1999

Karrington Health, Inc.
919 Old Henderson Road
Columbus, Ohio  43220

Ladies/Gentlemen:

        We have acted as special counsel to Karrington Health, Inc., an Ohio corporation ("Karrington"), in connection with the proposed merger (the "Merger") of Buckeye Merger Corporation, an Ohio corporation ("Merger Sub") and wholly-owned subsidiary of Sunrise Assisted Living, Inc., a Delaware corporation ("Sunrise"), with and into Karrington, pursuant to the Agreement of Merger (the "Agreement") dated as of October 18, 1998, by and among Karrington, Sunrise and Merger Sub, as amended on March 4, 1999. At your request, and in connection with the filing of the Registration Statement of Sunrise on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the Merger, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

        For purposes of the opinion set forth below, we have relied, with the consent of Karrington and the consent of Sunrise, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the representation letters of Karrington and Sunrise dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus of Karrington and Sunrise included therein (the "Proxy Statement/Prospectus"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus or the appendices thereto (including the Agreement).

        We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition stated therein and material to this opinion will be waived by any party); (ii) the Acquiror Loan and the Additional Loan are properly classified as debt of Karrington for United States federal income tax purposes; and (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of Ohio.
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Karrington Health,Inc.
March 30, 1999
Page 2

        Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) each of Sunrise, Merger Sub and Karrington will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the holders of Karrington Common Stock who exchange all of their Karrington Common Stock solely for Sunrise Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Sunrise Common Stock).

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the captions "SUMMARY -- Material Federal Income Tax Consequences of the Merger" and "THE MERGER -- Material Federal Income Tax Consequences of the Merger." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

        This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax law other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to Karrington stockholders subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, dissenting stockholders, holders who acquired their Karrington Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Karrington Common Stock as part of a hedge, straddle or conversion transaction).

        We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.


                                   Very truly yours,

                                   /s/ Wachtell, Lipton, Rosen & Katz